Docusign Envelope ID: 8E60E7DB-096A-481C-8743-988377C8FE51

CIRRUS LOGIC, Inc., 800 W. Sixth St, Austin, TX 78701
Tel: (512) 851-4000 www.cirrus.com

December 20, 2024

Jeff Woolard
8634 N. 52nd St
Paradise Valley, AZ 85253
Dear Jeff:
We are pleased to extend to you an offer of employment with Cirrus Logic, including as applicable Cirrus Logic, Inc. and its subsidiaries and Affiliates (“Cirrus Logic” or the “Company”), in the position of EVP, Chief Financial Officer reporting to John Forsyth beginning with a tentative start date of February 17, 2025. Your starting annual salary will be $475,000, which is paid bi-weekly. In all respects, this offer of employment is subject to final approval by our Board of Directors in their capacity to appoint certain officers of the Company under our bylaws.
You will be eligible to participate in Cirrus Logic’s Management and Key Individual Contributor Incentive Plan. Under this plan, you are eligible for a semi-annual target bonus payout of thirty-seven-point five percent (37.5%) of your base salary at 100% performance. For the first bonus period following your hire date with the Company, you will be eligible for a pro-rated bonus based upon the number of calendar days employed during the plan cycle. Payment of any bonus is dependent upon the Company meeting certain financial and operational goals along with other terms and conditions of the incentive plan document, which is available for your review upon request.
The Compensation Committee of our Board of Directors has approved that you be granted:

•A one-time, make-whole equity award valued at $2.5 million in restricted stock units (RSUs) vesting over 3 years, with 20% vesting at the first anniversary of grant, 40% vesting at the second anniversary, and 40% vesting at the third anniversary intended to compensate you for equity or compensation forfeited upon joining the Company;
•A one-time, new-hire equity award valued at $1.5 million in RSUs vesting over 2 years, with 50% vesting at the first anniversary of grant and 50% vesting at the second anniversary; and
•A one-time, new-hire equity award valued at $1.5 million in performance-based RSUs (PBRSUs), which will cliff vest after 3 years. The number of PBRSU shares that ultimately vest after three years may range from 0 to 200% of the target number of shares, depending on the Company’s performance over that three-year period as described in our proxy statement, a copy of which can be provided upon request.

If you begin work before February 24, 2025, we expect that these equity awards will be granted on March 5, 2025.
You will also be eligible to participate in Cirrus Logic’s Executive Severance and Change of Control Plan (“Severance Plan”), which describes eligibility for certain benefits by participants whose employment is terminated by the Company other than for Cause, or as a result of, or following, a Change of Control (as those terms are defined in the Severance Plan).

Your one-time, make-whole equity award will be subject to accelerated vesting in the event that your employment is terminated by the Company without Cause other than in connection with a Change of Control (as those terms are defined in the Severance Plan), conditioned upon your execution and delivery of an effective release of claims against the Company and related parties.

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Docusign Envelope ID: 8E60E7DB-096A-481C-8743-988377C8FE51

You will receive a hiring bonus of $200,000, less all applicable taxes and deductions, to be paid with your first payroll check after you begin employment. Your hiring bonus will be subject to the Company’s standard practice of requiring a pro-rated repayment should you voluntarily terminate your employment; take a personal leave of absence in excess of three months; or are involuntarily terminated for reasons other than a reduction in force within twenty-four months of your date of hire, with the repayment obligation reduced by 1/24 for each completed month of service.

Note that, as an executive officer, you will be subject to all policies that apply to the Company’s executive officers including but not limited to the Company’s “Recovery of Erroneously Awarded Incentive Compensation Policy,” which requires the clawback of incentive compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require a restatement, whether or not resulting from error or intentional misconduct by such executive officers. Descriptions of this and other applicable executive policies are disclosed in our proxy statement.
Cirrus Logic will use your industry experience for the limited purpose of determining your annual Personal Time Off (PTO) accrual rate. PTO includes time off for any reason, including vacation and sick days. Based on your prior experience, you are entitled to 27 days of PTO annually, which will accrue at the rate of 8.31 hours bi-weekly.
Cirrus Logic makes available to its employees a generous benefits package that includes competitive medical, dental, life and vision insurance programs, as well as other benefits including group term life insurance, long-term and short- term disability insurance, a 401(k) plan supplemented by Company matching contributions, and paid vacations and holidays. A summary of our benefits program is available for your review upon request. Many of our benefits become effective on your first day of employment and will be explained in detail during new employee orientation.
During your employment with the Company, you will not be required to relocate to the Company’s headquarters (currently Austin, Texas), and we understand that you intend to provide your services remotely from Phoenix, Arizona. As part of this offer of employment, you acknowledge that you will be required to travel on business (including, without limitation, to the Company’s headquarters and other Company offices) as required to perform your duties and responsibilities. Travel expenses will be reimbursed by the Company in accordance with our Travel and Expense Policy.

This offer of employment is also contingent upon your ability to provide and maintain all of the following:
1.Proper documentation showing you have the legal right to work in the United States;
2.Signed copy of this offer letter and the return of any standard, associated materials;
3.Successful completion of background, employment history, educational verifications and reference checks; and
4.If requested, proof of graduation, by submission of an official final transcript or photocopy of your diploma. If you are unable to provide proof of degree completion, contact your recruiter for discussion prior to start your date.
All verifications must be completed no less than 5 business days prior to your employment start date.
Cirrus Logic is an at-will employer. Nothing in this offer is intended to depart from the at-will employment status applicable to all Cirrus Logic employees nor should any language in this offer be misunderstood to suggest that there will be any definite duration for your anticipated employment with Cirrus Logic.

To accept this offer of employment, please sign below, note your start date in the space provided, and submit your acceptance. Upon acceptance, we will follow up with you regarding additional logistical details.

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Docusign Envelope ID: 8E60E7DB-096A-481C-8743-988377C8FE51

This offer of employment expires: December 27, 2024.
The creative ability and dedication of our employees continues to enable us to set new standards. As a result of our recent discussions with you, we are confident you possess these same qualities and that your contribution will be significant. We look forward to your acceptance of our offer of employment and very much want you to join our team.

Sincerely,
John Forsyth
President and Chief Executive Officer

I am pleased to accept your offer of employment as outlined.

                December 20, 2024
Date Signed

2/24/25
Start Date (Must be a Monday)

Please contact Denise Grodé to confirm your orientation date.

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